Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO UPDATES OPERATIONAL ACTIVITIES

DENVER, COLORADO, December 10, 2008 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated its drilling and Calliope Gas Recovery System activities.

James T. Huffman, Chief Executive Officer, stated, “We have recently drilled successful wells in Oklahoma and Kansas in which CREDO owns very substantial working interests, ranging from 50% to 85%.  Electric logs and drilling data for each of the wells look promising, and we believe that the wells have the potential to significantly increase our production and reserves.  In addition, we are currently drilling a high potential oil well in southern Oklahoma where CREDO owns a 44% working interest.”

Central Kansas Uplift—On the Central Kansas Uplift, CREDO has drilled a wildcat well on a 2,150 gross acre seismically defined prospect.  Production pipe has been set through the Lansing-Kansas City formation.  The well is classified as a “tight hole”, meaning that detailed information is not being released for proprietary business reasons.  CREDO owns an 85% working interest in the prospect and is the operator.  Development drilling is scheduled.

CREDO currently owns 139,000 gross (65,000 net) acres located on the Central Kansas Uplift and is continuing to expand its acreage position in both Kansas and Nebraska.  To date, the company has participated in drilling a total of 32 wells on the acreage, of which 47% have been successfully completed as oil producers.  Well depths range from 3,500 to 4,000 feet and drilling costs are moderate.

“Our drilling success on the Central Kansas Uplift continues to be outstanding,” Huffman said.  “In addition to providing good diversification to our other drilling activities, this project is 100% oil and will improve the balance between oil and natural gas in CREDO’s reserve base.  We expect the play to make a major contribution to our reserve and production growth.”

Oklahoma—In western Oklahoma, CREDO recently drilled two wells, Lemmons #1 and Ball #1, on its 1,280 gross acre Pool-Proffitt Prospect.  The 9,300-foot wells targeted the Chester, Mississippian and Hunton formations.  Based on analysis of electric logs and drilling data, over 150 feet of Mississippian formation will be perforated and tested in the Lemmons well together with 31 feet of Chester formation.  The well is currently being completed for production.  CREDO owns a 73% working interest and is the operator.

About one mile to the south, the Ball #1-18 has been drilled and is currently awaiting completion for production.  Over 150 feet of the Mississippian formation will be perforated and tested based on analysis of electric logs and drilling data.  In addition, the Chester formation contains excellent porosity and 35 feet will be perforated and tested.  CREDO owns a 50% working interest and is the operator of the well.

Huffman further stated, “The Pool-Proffitt area has multiple productive intervals in the Hunton, Mississippian and Chester formations which will require a significant number of wells to properly develop.  CREDO’s acreage is under-drilled compared to offsetting sections to the east where up to nine wells have been drilled in each section in order to fully develop the reserves.  We are very pleased with the outcome on the Lemmons and Ball wells, and we expect to ultimately drill 10 to 12 wells on the leases.”

CREDO is currently drilling a high potential oil well in Carter County in which it owns a 44% working interest.  The Schaff #3 is a twin well to the Schaff #1 which has produced 235,000 barrels of oil.  The Schaff #1 will become part of the Twin Forks Deese Sand Waterflood Unit.  The new twin well will develop three deeper oil sands that Schaff #1 electric logs indicate are productive but which were never perforated.  CREDO is the operator.

Calliope Gas Recovery System—Management believes that the company is making solid progress on Calliope as it actively discusses commercial terms related to specific wells that have been nominated by several companies.  Calliope’s low finding and production costs have become increasingly attractive as the economics on many drilling projects deteriorate due to lower product prices.  The company also believes that lower natural gas prices may stimulate divestitures of marginal properties by other companies, including properties that have Calliope potential.

CREDO owns an exclusive license to the Calliope patents and the related technology.  However, in order to establish absolute control over the technology and to eliminate the company’s future costs for individual well licenses, CREDO recently purchased the underlying patents.  The purchase price was $4,500,000.  In addition to the Calliope patents, the purchase price included acquisition of the patents covering a new fluid lift technology for shallow wells known as Tractor Seal.

Management Comment—Huffman further stated, “CREDO entered the current economic and energy price downturn in excellent financial condition with significant cash on hand and no debt. We believe that opportunities are rapidly improving to deploy our capital on projects that will enhance shareholder value.  Our Calliope system offers an increasingly competitive alternative for efficient, large-scale reserve additions, particularly in the current price and cost environment. In addition, we are very pleased with our recent drilling results, and we anticipate that the new wells discussed in this release will add significantly to our production and reserves.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200

Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.